Exhibit 1.2

Industry Canada	Industrie Canada

Certificate of Amendment	Certificat de modification

Canada Business Corporations Act	Loi canadienne sur les sociétés par actions

ROGERS WIRELESS INC.

ROGERS SANS-FIL INC.		333426-1

Name of corporation-Dénomination de la société		Corporation number-Numéro de la société

I hereby certify that the articles of the above-named corporation were amended:		Je certifie que les statuts de la société susmentionnée ont été modifiés:

a) under section 13 of the Canada Business Corporations Act in accordance with the attached notice;	☐	a) en vertu de 1’article 13 de la Loi canadienne sur les sociétés par actions, conformément à 1’avis ci-joint;

b) under section 27 of the Canada Business Corporations Act as set out in the attached articles of amendment designating a series of shares;	☑	b) en vertu de 1’article 27 de la Loi canadienne sur les sociétés par actions, tel qu’il est indiqué dans les clauses modificatrices ci-jointes désignant une série d’actions;

c) under section 179 of the Canada Business Corporations Act as set out in the attached articles of amendment;	☐	c) en vertu de 1’article 179 de la Loi canadienne sur les sociétés par actions, tel qu’il est indiqué dans les clauses modificatrices ci-jointes;

d) under section 191 of the Canada Business Corporations Act as set out in the attached articles of reorganization;	☐	d) en vertu de 1’article 191 de la Loi canadienne sur les sociétés par actions, tel qu’il est indiqué dans les clauses de réorganisation ci-jointes;

December 8, 2005 / le 8 décembre 2005
Richard G. Shaw	Date of Amendment — Date de modification
Director — Directeur

Industry Canada Canada Business Corporations Act	Industrie Canada Loi canadienne sur les sociétés par actions	FORM 4 ARTICLES OF AMENDMENT (SECTIONS 27 OR 177)	FORMULAIRE 4 CLAUSES MODIFICATRICES (ARTICLES 27 OU 177)

1 — Name of the Corporation - Dénomination sociale de la société	2 — Corporation No. - N° de la société

Rogers Wireless Inc. Rogers Sans-Fil Inc.	333426-1

3 — The articles of the above-named corporation are amended as follows:	Les statuts de la société mentionnée ci-dessus sont modifiés de la façon suivante:
To create an unlimited number of a class of shares to be designated as First Preferred shares, the rights, privileges, restrictions and conditions to which are set out in Exhibit “A” annexed hereto.

Signature	Printed Name — Nom en lettres moulées	4 — Capacity of - En qualité de	5 —Tel. No. - N° de tél.
	M. Lorraine Daly	Authorized Officer(s)	416-935-7777
FOR DEPARTMENTAL USE ONLY - A L’USAGE DU MINISTERE SEULEMENT

IC 3069 (2003/06)

Exhibit “A”
I.	FIRST PREFERRED SHARES
The First Preferred shares shall have attached thereto, as a class, the following rights, privileges, restrictions and conditions:
(a)	Ranking. The First Preferred shares shall rank, with respect to dividends, in priority to all other shares of the Corporation. The First Preferred shares shall rank, with respect to return of capital in the event of liquidation, dissolution or winding up of the Corporation, in priority to all other shares of the Corporation.

(b)	Excluded Securities. The rights, privileges, restrictions and conditions attaching to the First Preferred shares shall be deemed to include and incorporate by reference such provisions (including, without limitation, the subordination provisions) as are necessary to constitute the First Preferred shares “Excluded Securities” for the purposes of:
1.	the Amended and Restated Deed of Trust dated March 15, 1997 between the Corporation and National Trust Company, as amended from time to time;

2.	the Amended and Restated Credit Agreement dated as of March 15, 1997 between the Corporation and The Bank of Nova Scotia, as administrative agent, et. al, as amended from time to time;

3.	the Indenture dated as of May 30, 1996 among the Corporation, JPMorgan Chase Bank, N.A. and CIBC Mellon Company re Cdn. $160,000,000 10 1/2% Senior Secured Notes due 2006, as amended from time to time;

4.	the Indenture dated as of May 30, 1996 among the Corporation, JPMorgan Chase Bank, N.A. and CIBC Mellon Trust Company re U.S. $175,000,000 9 3/4% Senior Secured Debentures due 2016, as amended from time to time;

5.	the Indenture dated as of May 2, 2001 among the Corporation and JPMorgan Chase Bank, N.A. re U.S. $500,000,000 9.625% Senior (Secured) Notes due 2011, as amended from time to time;

6.	the Indenture dated as of February 20, 2004 among the Corporation and JPMorgan Chase Bank, N.A. re U.S. $750,000,000 6.375% Senior (Secured) Notes due 2014, as amended from time to time;

7.	the Indenture dated as of November 30, 2004 among the Corporation and JPMorgan Chase Bank, N.A. re Cdn. $460,000,000 7.625% Senior (Secured) Notes due 2011, as amended from time to time;

8.	the Indenture dated as of November 30, 2004 among the Corporation and JPMorgan Chase Bank, N.A. re U.S. $550,000,000 Floating Rate Senior (Secured) Notes due 2010, as amended from time to time;

9.	the Indenture dated as of November 30, 2004 among the Corporation and JPMorgan Chase Bank, N.A. re U.S. $470,000,000 7.25% Senior (Secured) Notes due 2012, as amended from time to time;

10.	the Indenture dated as of November 30, 2004 among the Corporation and JPMorgan Chase Bank, N.A. re U.S. $550,000,000 7.50% Senior (Secured) Notes due 2015, as amended from time to time; and

11.	such other loan agreements, indentures, deeds of trust or other financing instruments to which the Corporation (or any successor) is from time to time a party as contain substantially similar provisions as the foregoing financing instruments relating to “Excluded Securities”;
(collectively, all such documents, as they may be amended from time to time, are hereinafter referred to as the “Financing Indentures”).
For greater certainty, no distribution of money or property shall be made on, or in connection with, the First Preferred shares (including, without limitation, distributions made by the payment of dividends or payments made in connection with the purchase for cancellation of First Preferred shares or payments made in connection with the purchase for cancellation of First Preferred shares or payments made on the liquidation, dissolution, or winding up of the Corporation) unless such a distribution is permitted to be made on or by means of Excluded Securities under the provisions of the Financing Indentures. Any promissory notes issued by the Corporation to satisfy any dividend, purchase for cancellation or other distribution amount made in respect of any of the First Preferred shares shall, notwithstanding anything to the contrary contained herein, be deemed to include and incorporate by reference such provisions (including, without limitation, the subordination provisions) as are necessary to constitute such promissory notes “Excluded Securities” for the purposes of the Financing Indentures. Until all indebtedness under the Financing Indentures has been fully paid or the payment thereof has been duly provided for, such promissory notes shall not be assignable or negotiable by the holder except to the extent and in the manner contemplated by the applicable provisions contained in the Financing Indentures relating to “Excluded Securities”.
(c)	Redemption.
(i)	Redemption Right. Subject to the provisions of the Canada Business Corporations Act, as amended from time to time, or any successor legislation, the Corporation may, upon giving notice or upon notice being waived as hereinafter provided, redeem the whole or any part of the First Preferred shares on payment for each such share to be redeemed of the amount of Two Thousand Dollars ($2,000) (the “First Preferred Redemption Price”).

(ii)	Payment of the First Preferred Redemption Price by Promissory Note or Property, etc. The aggregate First Preferred Redemption Price of the First Preferred shares of a holder which are redeemed may, at the option of the Corporation, be paid and satisfied in whole or in part: (1) by a payment in cash or by certified cheque, bank draft or wire transfer, or (2) by the issuance to the holder by the Corporation of a deeply subordinated promissory note for a principal sum equal to the aggregate First Preferred Redemption Price of all of the First Preferred shares held by the holder which are redeemed, or such part thereof as is to be satisfied by the deeply subordinated promissory note, which deeply subordinated promissory note shall be payable on demand and be non-interest bearing, or (3) by the assignment or endorsement in favour of the holder by the Corporation of a deeply subordinated promissory note made by an affiliate (as such term is defined in the Canada Business Corporations Act, as amended from time to time, or any successor legislation) of the Corporation or the holder, which deeply subordinated promissory note shall be payable on demand and which the board of directors of the Corporation, in its discretion, shall have determined has a value equal to the aggregate First Preferred Redemption Price of all of the First Preferred shares held by the holder which are redeemed, or such part thereof as is to be satisfied by the deeply subordinated promissory note of the affiliate, or (4) by the transfer and assignment to the holder by the Corporation of property of the Corporation which the board of directors of the Corporation, in its discretion, shall have determined has a value not less than the aggregate First Preferred Redemption Price of all of the First Preferred shares held by the holder which are redeemed, or such part thereof as is to be satisfied by such property.
(iii)	Partial Redemption. In case a part only of the then outstanding First Preferred shares is at any time to be redeemed, the shares so to be redeemed shall be selected in such manner as the board of directors, in its discretion, shall decide and need not be redeemed pro rata or selected by lot and the directors may make such adjustments as may be necessary to avoid the redemption of fractional parts of shares.

(iv)	Notice of Redemption and Rights of Holders. The Corporation shall, on or before the date specified for redemption, send to each person who at the date of sending is a registered holder of First Preferred shares to be redeemed, a notice in writing of the intention of the Corporation to redeem such First Preferred shares, or alternatively, notice may be waived or the time for sending of the notice may be waived at any time with the consent in writing of holders of such First Preferred shares to be redeemed. Notice may be mailed in a prepaid envelope addressed to each such shareholder at its address as it appears on the records of the Corporation or its transfer agent, or alternatively, such notice may be delivered personally to such shareholder; provided, however, that accidental failure to give any such notice to one or more of such shareholders shall not affect the validity of the redemption. Such notice shall set out the date of redemption. If notice of any such redemption is given by the Corporation or waived in the manner aforesaid and an amount sufficient to redeem the shares has been paid (whether in cash, by promissory note or by the transfer and assignment of property, as above provided) to the holders of the First Preferred shares to be redeemed or deposited with any trust corporation or chartered bank in Canada, on or before the date fixed for redemption, the holder thereof shall thereafter have no rights against the Corporation in respect thereof except, upon the surrender of the certificates for such shares, to receive payment therefor without interest.
(d)	Cumulative Dividends. The holders of the First Preferred shares shall, in each fiscal year of the Corporation, in preference and priority to any payment of dividends on any other shares of the Corporation, be entitled to receive fixed, cumulative dividends at the rate of eight and one hundred and twenty five one thousandths percent (8.125%) per annum of the First Preferred Redemption Price for each First Preferred share held, payable annually on the anniversary of the date of issue of the First Preferred Shares or, if such day is not a day on which the main branch of the Toronto-Dominion Bank in Toronto, Ontario is open for business, the next day immediately following on which the main branch of the Toronto-Dominion Bank in Toronto, Ontario is open for business (each an “Established Dividend Payment Date”). Alternatively, if the directors so determine, dividends shall be payable on any business day other than an Established Dividend Payment Date (each an “Alternate Dividend Payment Date”). An Established Dividend Payment Date and an Alternate Dividend Payment Date are each hereinafter referred to as a “Dividend Payment Date”. Dividends on the First Preferred shares shall accrue and be cumulative from the date of issue of the First Preferred shares. On any Dividend Payment Date, accrued and unpaid dividends shall be payable, at the option of the Corporation, in cash or by the issuance by the Corporation of a deeply subordinated promissory note in the principal amount of such accrued and unpaid dividends, which deeply subordinated promissory note shall be payable on demand and be non-interest bearing. If on any Dividend Payment Date the dividends payable on such date are not paid in full on all of the First Preferred shares then issued and outstanding, such dividends, or the unpaid part thereof, shall be paid on the first date thereafter on which the Corporation shall have sufficient monies properly applicable to the payment of same. The holders of First Preferred shares shall not be entitled to any dividends other than or in excess of the cumulative dividends at the rate hereinbefore provided for.
The Corporation shall not redeem or purchase for cancellation any First Preferred shares then outstanding unless all dividends accrued on the First Preferred shares up to the date of redemption or purchase have been paid.
The Corporation shall not call for redemption or redeem or purchase for cancellation or make any capital distribution in respect of or otherwise pay off or retire any shares of the Corporation ranking on a parity with or subordinate to the First Preferred shares unless all dividends on the First Preferred shares up to and including the dividends payable on the immediately preceding Dividend Payment Date shall have been declared and paid or set aside for payment at the date of such call for redemption, redemption, purchase, distribution, retirement or other payment off.
(e)	Purchase by the Corporation. The Corporation shall have the right, at its option, at any time and from time to time, to purchase the whole or any part of the First Preferred shares at the lowest price at which, in the opinion of the directors, such shares are obtainable but not exceeding the First Preferred Redemption Price thereof (the “First Preferred Purchase Price”). The First Preferred Purchase Price may, at the option of the Corporation, and subject to the approval of the holders of the First Preferred shares to be repurchased, be paid and satisfied in the manner provided for in subsection (c)(ii) hereof.

(f)	Liquidation, Dissolution or Winding Up. In the event of the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the First Preferred shares shall be entitled to receive, before any distribution of any part of the assets of the Corporation among the holders of any other shares ranking subordinate to the First Preferred shares, an amount equal to the First Preferred Redemption Price for each issued and outstanding First Preferred share plus an amount equal to the accrued and unpaid dividends thereon, which for such purpose, shall be treated as accruing up to the date of such distribution. After payment of such amount, the First Preferred shares shall not confer any further right to participate in the assets of the Corporation.

(g)	No Voting Rights; Notice of Meetings. The holders of the First Preferred shares shall not, as such, have any voting rights for the election of directors or, subject to any voting rights accorded them pursuant to the provisions of the Canada Business Corporations Act, as amended from time to time, or any successor legislation, for any other purpose, nor shall they be entitled to attend shareholders’ meetings except for the purpose of exercising any voting rights accorded to them pursuant to the provisions of the Canada Business Corporations Act, as amended from time to time, or any successor legislation.